EXHIBIT 10.2

MASTER MANAGEMENT AGREEMENT

THIS MASTER MANAGEMENT AGREEMENT (this “Agreement”), dated as of [ __________ ] [ __ ], 2005, is entered into by and between INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation (the “Company”), and [ _______________________ ], a Delaware limited liability company (the “Property Manager”).

WITNESSETH:

WHEREAS, the Company intends to operate as a “real estate investment trust” (a “REIT”), as defined in Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for federal and state income tax purposes and expects to make investments in real estate assets of the type permitted to be made by REITs under the Code and otherwise in accordance with the Articles of Incorporation and Bylaws of the Company (such investments being referred to herein collectively as the “Properties” and individually as a “Property”); and

WHEREAS, the Company desires to have the Property Manager manage certain Properties, and the Property Manager is willing to manage those Properties, on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the mutual covenants and conditions herein set forth, the parties hereto agree as follows:

1.                                       Effective Date.  Effective as of [ __________ ] [ __ ], 2005, the Company hereby retains the Property Manager to manage certain [ __________ ] Properties located in the United States and Canada (collectively, the “Territory”).  This Agreement is not an exclusive management agreement and the Property Manager acknowledges and agrees that the Company may engage other management companies to manage Properties within the Territory.

2.                                       Terms and Conditions.

(a)                                  The engagement of the Property Manager by the Company for any Property shall be pursuant to the terms and conditions of a separate management agreement in substantially the form attached hereto as Exhibit A (the “Management Agreement”).  The initial term of each Management Agreement shall commence on the date of acquisition by the Company of the Property, if the Property will be managed by the Property Manager, and shall end December 31 of the year in which the Property was acquired, with three successive one-year renewal periods occurring immediately after this initial term unless either party to the Management Agreement notifies the other party in writing of its intent to terminate between sixty (60) and ninety (90) days prior to the expiration of the initial or renewal term.  Notwithstanding the foregoing, the parties may mutually agree to vary the terms of the Management Agreement for any or all of the Properties or to not enter into a written Management Agreement for any Property.

(b)                                 For each [ _________ ] Property managed directly by entities other than the Property Manager, its affiliates or agents, the Company shall pay the Property Manager a monthly oversight fee of up to one percent (1.0%) of the “gross income” attributable to the Property for the month for which the oversight fee is paid.  For these purposes, the term “gross income” means the aggregate amount of any and all rents, assessments and other items, including, but not limited to, tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, collected by, paid to, or otherwise due and owing, the management company in a given month with respect to the Property.  In no event shall the Property Manager receive both an oversight fee and a management fee pursuant to a Management Agreement for the same Property.  Further, in no event shall the aggregate amount of the management fee paid to entities other than the Property Manager, its affiliates or agents plus the oversight fee paid to the Property Manager exceed four and one-half percent (4.5%) of the “gross income” of a particular property.  In no event shall an oversight fee for any Property be paid to the Property Manager for more than three years following the date that the Property or the Real Estate Operating Company (as defined below), as the case may be, was acquired by the Company or any of its affiliates.  For purposes of this Agreement, the term “Real Estate Operating Company” means (i) any entity that has equity securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) any entity that files periodic reports under Sections 13 or 15(d) of the Exchange Act; or (iii) any entity that, either itself or through its subsidiaries:

(1)                                  owns and operates interests in real estate on a going concern basis rather than as a conduit vehicle for investors to participate in the ownership of assets for a limited period of time;

(2)                                  has a policy or purpose of reinvesting sale, financing or refinancing proceeds or cash from operations;

(3)                                  has its own directors, managers or managing general partners, as applicable; and

(4)                                  either: (A) has its own officers and employees that, on a daily basis, actively operate the entity and its subsidiaries and businesses; or (B) has retained the services of an affiliate or sponsor of, or advisor to, the entity to, on a daily basis, actively operate the entity and its subsidiaries and businesses.

3.                                       Business Combination:

(a)                                  Business Combinations.  The Company shall consider becoming a self-administered REIT once the Company’s assets and income are, in the view of the Board of Directors, of sufficient size such that internalizing the management functions performed by the Company’s business manager, Inland American Business Manager &

Advisor, Inc. (the “Business Manager”), and its property managers, including the Property Manager, is in the best interests of the Stockholders.

If the Board of Directors should make this determination in the future, the Company shall pay one-half of the costs, and the Business Manager and the property managers shall pay the other half, of an investment banking firm.  This firm shall jointly advise the Company and the Sponsor on the value of the Business Manager and the property managers.  After the investment banking firm completes its analyses, the Company shall require it to prepare a written report and make a formal presentation to the Board of Directors.

Following the presentation by the investment banking firm, the Board of Directors shall form a special committee comprised entirely of Independent Directors to consider a possible business combination with the Business Manager and the property managers.  The Board of Directors shall, subject to applicable law, delegate all of its decision-making power and authority to the special committee with respect to these matters.  The special committee also shall be authorized to retain its own financial advisors and legal counsel to, among other things, negotiate with representatives of the Business Manager and the property managers regarding a possible business combination.

(b)                                 Conditions to Completion of Business Combination.  Before the Company may complete any business combination with either the Business Manager or the Property Manager in accordance with this Section 3, the following two conditions shall be satisfied:

(i)                                     the special committee formed in accordance with Section 3(a) hereof receives an opinion from a recognized investment banking firm, separate and distinct from the firm jointly retained to provide a valuation analysis in accordance with Section 3(a) hereof, concluding that the consideration to be paid to acquire the Business Manager or the Property Manager, as the case may be, is fair to the Stockholders from a financial point of view; and

(ii)                                  the holders of a majority of the votes cast at a meeting of the Stockholders called for such purpose (if a quorum is present at the meeting) approves the acquisition; provided that, for these purposes only, any shares held by The Inland Group, Inc., the Sponsor or any of their Affiliates will be counted for purposes of determining the presence of quorum but will not, however, initially constitute a vote cast for purposes of determining the number of votes necessary to approve the acquisition.  If the proposal receives the necessary votes to approve the acquisition, all shares held by The Inland Group, Inc., the Sponsor or any of their Affiliates may then be voted in favor of the transaction.

4.                                       Term; Termination of Agreement.

(a)                                  This Agreement shall have an initial term of three years and, thereafter, will continue in force for successive one-year renewals with the mutual consent of the parties including an affirmative vote of a majority of the Independent Directors. Each extension shall be executed in writing by both parties hereto prior to the expiration of this Agreement or of any extension thereof.

(b)                                 Notwithstanding any other provision of the Agreement to the contrary, this Agreement may be terminated at the mutual consent of the parties.  The Company may terminate this Agreement without cause or penalty upon a vote of a majority of the Independent Directors by providing no less than sixty (60) days’ written notice to the Property Manager. In the event of the termination of the Agreement, the Property Manager will cooperate with the Company and take all reasonable steps requested to assist the Board of Directors in making an orderly transition of the functions performed hereunder by the Property Manager.

(c)                                  If this Agreement is terminated pursuant to this Section 4, the parties shall have no liability or obligation to each other, except as provided in Section 6 hereof.

5.                                       Default, Bankruptcy, etc. At the sole option of the Company, this Agreement shall be terminated immediately upon written notice of termination from the Board of Directors of the Company to the Property Manager if any of the following events occurs:

(a)                                  the Property Manager violates any provisions of this Agreement and after notice of such violation fails to cure the default within thirty (30) days;

(b)                                 a court of competent jurisdiction enters a decree or order for relief in respect of the Property Manager in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property or orders the winding up or liquidation of the Property Manager’s affairs; or

(c)                                  the Property Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Property Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due.

The Property Manager agrees that if any of the events specified in subsections (b) and (c) of this Section 5 occur, it will give written notice thereof to the Company within seven (7) days after the occurrence of the event.

6.                                       Action Upon Termination. The Property Manager shall not be entitled to compensation after the date of termination of this Agreement for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon termination of this Agreement, the Property Manager shall:

(a)                                  pay over to the Company all moneys collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for expenses to which the Property Manager is entitled;

(b)                                 deliver to the Board of Directors of the Company a full accounting, including a statement showing all payments collected by the Property Manager and a statement of all money held by the Property Manager, covering the period following the date of the last accounting furnished to the Board of Directors of the Company;

(c)                                  deliver to the Board of Directors of the Company all property and documents of the Company then in the custody of the Property Manager; and

(d)                                 cooperate with the Company and take all reasonable steps requested by the Company to assist it in making an orderly transition of the functions performed by the Property  Manager.

7.                                       Successors and Assigns.  This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

8.                                       Liability and Indemnification.

(a)                                  The Company shall indemnify the Property Manager and its affiliates, officers, directors, employees and agents (individually an “Indemnitee”, collectively the “Indemnitees”) to the same extent as the Company may indemnify its officers, directors, employees and agents under its Articles of Incorporation and Bylaws so long as:

(i)                                     the Board of Directors of the Company has determined, in good faith, that the course of conduct that caused the loss, liability or expense was in the best interests of the Company;

(ii)                                  the Indemnitee was acting on behalf of, or performing services for, the Company;

(iii)                               the liability or loss was not the result of negligence or misconduct on the part of the Indemnitee; and

(iv)                              any amounts payable to the Indemnitee are paid only out of the Company’s net assets and not from any personal assets of any Stockholder.

(b)                                 The Company shall not indemnify any person or entity for losses, liabilities or expenses arising from, or out of, an alleged violation of federal or state securities laws by any party seeking indemnity unless one or more of the following conditions are met:

(i)                                     there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person or entity;

(ii)                                  the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person or entity; or

(iii)                               a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Securities and Exchange Commission and the published opinions of any state securities regulatory authority in which securities of the Company were offered and sold with respect to the availability or propriety of indemnification for securities law violations.

(c)                                  The Company shall advance amounts to persons entitled to indemnification hereunder for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

(i)                                     the legal action relates to acts or omissions with respect to the performance of duties or services by the Indemnitee for or on behalf of the Company;

(ii)                                  the legal action is initiated by a third party and a court of competent jurisdiction specifically approves the advancement; and

(iii)                               the Indemnitee receiving the advances undertakes to repay any monies advanced by the Company, together with the applicable legal rate of interest thereon, in any case(s) in which a court of competent jurisdiction finds that the party is not entitled to be indemnified.

9.                                       Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given and shall be given by being delivered at the following addresses of the parties hereto:

If to the Company, to:	Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
	Attention:	Ms. Roberta S. Matlin,
Vice President, Administration
	Telephone:	(630) 218-8000
	Facsimile:	(630) 218-4955

If to the Property Manager, to:	[ _____________________ ]
2901 Butterfield Road
Oak Brook, IL 60523
	Attention:	[ _____________________ ]
	Telephone:	(630) 218-8000
	Facsimile:	(630) 218-4955

Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 9.

10.                                 Counterparts.  This Agreement may be executed in one or more counterparts, all or which taken together shall constitute one and the same agreement, and shall become effective when the counterparts have been signed by each party hereto and delivered to the other party hereto.

11.                                 Governing Law.  This Agreement shall be construed, performed and enforced in accordance with and governed by the internal laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

12.                                 Amendments.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

13.                                 Headings.  The descriptive headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.                                 Severability.  In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

WHEREFORE, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

COMPANY:	PROPERTY MANAGER:

INLAND AMERICAN REAL ESTATE TRUST, INC.	[ _____________________ ]

By:	By:
Name:	Name:
Its:	Its:

EXHIBIT A

FORM OF MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”), dated as of [ _________ ] [ __ ], 20[ __ ], is entered into by and between INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation (“Owner”), and [ ____________________ ], a Delaware limited liability company (the “Property Manager”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Owner hereby employs the Property Manager exclusively to rent, lease, operate and manage the property commonly known as and located in and legally described on Exhibit A attached hereto and made a part hereof (the “Premises”), upon the terms and conditions hereinafter set forth, for a term beginning on [ __________ ] [ __ ], 20[ __ ] and ending on December 31, 20[ __ ] (the “Initial Term”) and thereafter for three successive one-year renewal periods (each, a “Renewal Term”), with the first such one-year renewal period commencing on January 1, 20[ __ ], and ending on December 31, 20[ __ ], unless, between sixty (60) and ninety (90) days prior to the expiration of the Initial Term or the current Renewal Term, if applicable, either Owner or the Property Manager notifies the other party hereto in writing that it elects to terminate this Agreement, in which case this Agreement shall be terminated on the last day of the Initial Term or the current Renewal Term, if applicable.  The Owner also may terminate this Agreement without cause or penalty upon a vote of a majority of the Owner’s independent directors by providing no less than sixty (60) days written notice to the Property Manager.  In the event this Agreement is terminated for any reason prior to the expiration of the Initial Term or any Renewal Term, Owner shall indemnify, protect, defend, save and hold the Property Manager and all of its affiliates, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses, of every kind and nature whatsoever that may be imposed on or incurred by the Property Manager by reason of the willful misconduct, gross negligence, malfeasance or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner.

2.                                       THE PROPERTY MANAGER AGREES:

2.1                                 To accept the management of the Premises, to the extent, for the period, and upon the terms herein provided and agrees to furnish the services of its organization in connection with renting, leasing, operating and managing the Premises, and, without limiting the generality of the foregoing, the Property Manager agrees to be responsible for those specific duties and functions set forth in Section 3 hereof.  The Property Manager shall be entitled at all times to manage the Premises in accordance with the Property Manager’s standard operating policies and procedures, except to the extent that any specific provisions contained herein are to the contrary, in which case the Property Manager shall manage the Premises consistent with the specific provisions of the Agreement. The Property Manager agrees to use its best efforts to maintain the highest occupancy at the highest rents for each space comprising the Premises.

2.2                                 To render monthly reports for the Premises to Owner, to the attention of the individual and address as directed by Owner from time to time, and to remit to Owner the excess of Gross Income (as defined in Section 3.3 hereof) over expenses paid pursuant to Section 3.4 hereof (“Net Proceeds”) for each month on or before the 15th day of the following month.  The Property Manager will remit the Net Proceeds to Owner at the address as stated in Section 6.1 hereof. The reports to be submitted shall consist of the Property Manager’s commercial income report and commercial budget variance report, and such other monthly, quarterly and annual reports as are customary in commercial property management relationships and as reasonably requested by Owner in writing from time to time.

2.4                                 In the event that expenses paid pursuant to Section 3.4 hereof shall be in excess of Gross Income for any monthly period, to notify Owner of same and Owner agrees to pay the excess amount immediately upon request from the Property Manager, but nothing herein contained shall obligate the Property Manager to advance its own funds on behalf of Owner. All advances by the Property Manager on behalf of Owner shall be paid to the Property Manager by Owner within ten (10) days after request.

2.5                                 To prepare annualized budgets for operation of the Premises and submit them to Owner for approval. Annualized budgets shall be for planning and informational purposes only, and the Property Manager shall have no liability to Owner for any failure to meet any budget. However, the Property Manager will use its best efforts to operate the Premises pursuant to the annualized budget. The parties acknowledge that the first annualized budget has been prepared and approved for the year commencing [ ______________ ], [ __ ] 20[ __ ] and ending on December 31, 20[ __ ].  Notwithstanding the period covered by the first annualized budget, all subsequent annualized budgets shall cover the period from January 1st of each year through December 31st of the same year. The proposed annualized budget for each calendar year shall be submitted by the Property Manager to Owner by December 1st of the year preceding the year for which it applies, and Owner shall notify the Property Manager within fifteen (15) days as to whether Owner has or has not approved the proposed annualized budget. If Owner does not approve the proposed annualized budget, Owner shall notify the Property Manager and the Property Manager shall make the necessary amendments to the annualized budget. During the time the Property Manager is preparing these amendments, the Property Manager will continue to operate the Premises according to the last approved annualized budget. Owner’s approval of the annualized budget shall constitute approval for the Property Manager to expend sums for all budgeted expenditures, without the necessity to obtain additional approval of Owner under any other expenditure limitations as set forth elsewhere in this Agreement.

3.                                       OWNER AGREES, and does hereby give the Property Manager the following exclusive authority and powers (all of which shall be exercised in the name of the Property Manager, as the Property Manager for Owner) and Owner agrees to assume and reimburse the Property Manager, its affiliates and agents for all expenses paid or incurred in connection therewith:

3.1                                 To advertise the Premises or any part thereof and to display signs thereon, as permitted by law; and to rent the same; to pay all expenses of leasing the Premises, including but not limited to, newspaper and other advertising, signage, banners, brochures, referral commissions, leasing commissions, finder’s fees, salaries, bonuses and other compensation of leasing personnel responsible for the leasing of the Premises, salaries and benefit expenses for on-site personnel and all other property-level expenses; to cause references of prospective tenants to be investigated, it being understood and agreed by the parties hereto that the Property Manager does not guarantee the credit worthiness or collectibility of accounts receivable from tenants, users or lessees; and to negotiate new leases and renewals and cancellations of existing leases, which shall be subject to the Property Manager obtaining Owner’s prior approval.  The Property Manager may collect from tenants all or any of the following: a late rent administrative charge; a non-negotiable check charge; credit report fee; a subleasing administrative charge and/or broker’s commission and need not account for such charges and/or commission to Owner; to terminate tenancies and to sign and serve in the name of Owner of the Premises such notices as are deemed necessary by the Property Manager; to institute and prosecute actions to evict tenants and to recover possession of the Premises or portions thereof; with Owner’s prior authorization, to sue for in the name of Owner of the Premises and recover rent and other sums due; and to settle, compromise and release such actions or suits, or reinstate such tenancies. All expenses of litigation including, but not limited to, attorneys’ fees, filing fees and court costs that the Property Manager shall incur in connection with the collecting of rent and other sums, or to recover possession of the Premises or any portion thereof shall be deemed to be an operational expense of the Premises. The Property Manager and Owner shall concur on the selection of the attorney to handle any litigation.

3.2                                 To hire, supervise, discharge and pay salary and benefit expenses for all labor required for the operation and maintenance of the Premises including, but not limited to, on-site personnel, property managers, assistant property managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of the Premises, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Premises (all of whom shall be deemed employees of the Premises, not of the Property Manager). All expenses of such employment shall be deemed operational expenses of the Premises. To make or cause to be made all ordinary repairs and replacements necessary to preserve the Premises in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements, and to do decorating on the Premises; to negotiate and enter into, as the Property Manager for Owner of the Premises, contracts for all items on budgets that have been approved by Owner, any emergency services or repairs for items not exceeding $5,000.00, appropriate service agreements and labor agreements for normal operation of the Premises, which shall have terms not to exceed three years, and agreements for all budgeted maintenance, minor alterations and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating and legal services in collection with the leases and service agreements relating to the Premises, and other services or such of them as the Property Manager may consider appropriate; and to purchase supplies and pay all bills.  The Property Manager shall use its best efforts to obtain the foregoing services and utilities for the Premises at the most economical costs and terms available to the Property Manager. Owner hereby appoints the Property Manager as Owner’s authorized Property Manager for the purpose of executing, as the managing Property Manager for Owner, all of the foregoing types of agreements. In addition, Owner agrees to specifically assume in writing all obligations under all agreements so entered into by the Property Manager, on behalf of Owner of the Premises, upon the termination of this Agreement and Owner shall indemnify, protect, save, defend and hold the Property Manager and all of its affiliates, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses, of every kind and nature whatsoever, resulting from, arising out of or in any way related to those agreements and which relate to or concern matters occurring after termination of this Agreement, but excluding matters arising out of the Property Manager’s willful misconduct, gross negligence, malfeasance or unlawful acts. The Property Manager shall secure the approval of, and execution of appropriate agreements by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $5,000.00 for anyone item, securing for each item at least three (3) written bids, if practicable, or providing evidence satisfactory to Owner that the agreed amount is lower than industry standard pricing, from responsible contractors. The Property Manager shall have the right from time to time during the term hereof, to contract with and make purchases from its affiliates and third party agents; provided that contract rates and prices are competitive with other available sources. The Property Manager may at any time, and from time to time, request and receive the prior written authorization of Owner of the Premises of any one or more purchases or other expenditures, notwithstanding that the Property Manager may otherwise be authorized hereunder to make such purchases or expenditures.

3.3                                 To collect rents and/or assessments and other items, including, but not limited to, tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due (all such items being referred to herein as “Gross Income”) and give receipts therefore and to deposit all such Gross Income collected hereunder in the Property Manager’s custodial account which the Property Manager will open and maintain, in a state or national bank of the Property Manager’s choice and whose deposits are insured by the Federal Deposit Insurance Corporation, exclusively for the Premises and any other properties owned by Owner (or any entity that is owned or controlled by the general partner of Owner) and managed by the Property Manager. Owner agrees that the Property Manager shall be authorized to maintain a reasonable minimum balance (to be determined jointly from time to time) in the custodial account. The Property Manager may endorse any and all checks received in connection with the operation of the Premises and drawn to the order of Owner and Owner shall, upon request, furnish the Property Manager’s depository with an appropriate authorization for the Property Manager to make the endorsement.

3.4                                 To pay all expenses of the Premises from the Gross Income collected in accordance with Section 3.3 hereof, from the Property Manager’s custodial account. It is understood that the Gross Income will be used first to pay the compensation to the Property Manager as contained in Section 5 hereof, then operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, but only as directed by Owner in writing and only if sufficient Gross Income is available for such payments.

3.5                                 Nothing in this Agreement shall be interpreted to obligate the Property Manager to pay from Gross Income, any expenses incurred by Owner prior to the commencement of this Agreement, except to the extent Owner advances additional funds to pay the expenses.

3.6                                 To collect and handle tenants’ security deposits, including the right to apply the security deposits to unpaid rent, and to comply, on behalf of Owner of the Premises, with applicable state or local laws concerning security deposits and interest thereon, if any.

3.7                                 The Property Manager shall not be required to advance any monies for the care or management of the Premises, and Owner agrees to advance all monies necessary therefor. If the Property Manager shall elect to advance any money in connection with the Premises, Owner agrees to reimburse the Property Manager forthwith and hereby authorizes the Property Manager to deduct the advanced amounts from any monies due Owner.

3.8                                 To handle all steps necessary regarding any claim for insured losses or damages; provided that the Property Manager will not make any adjustments or settlements in excess of $10,000.00 without Owner’s prior written consent.

3.9                                 Notwithstanding anything to the contrary contained in this Agreement, Owner acknowledges and agrees that any or all of the duties of the Property Manager as contained herein may be delegated by the Property Manager and performed by an affiliate or third-party agent (a “SubProperty Manager”) with whom the Property Manager contracts for the purpose of performing such duties. Owner specifically grants the Property Manager the authority to enter management agreements with any SubProperty Manager; provided that Owner shall have no liability or responsibility to any SubProperty Manager for the payment of the SubProperty Manager’s fee or for reimbursement to the SubProperty Manager of its expenses or to indemnify the SubProperty Manager in any manner for any matter; and provided further that the Property Manager shall require such SubProperty Manager to agree, in the written agreement setting forth the duties and obligations of such SubProperty Manager, to indemnify Owner for all loss, damage or claims incurred by Owner as a result of the willful misconduct, gross negligence, malfeasance or unlawful acts of the SubProperty Manager. Owner further acknowledges and agrees that the Property Manager may assign this Agreement and all of the Property Manager’s rights and obligations hereunder, to another management entity that is then managing other property for Owner (“Successor Property Manager”). Owner specifically grants the Property Manager the authority to make an assignment of this Agreement to a Successor Property Manager.

4.                                       OWNER FURTHER AGREES:

4.1                                 To indemnify, defend, protect, save and hold the Property Manager and all of its affiliates, shareholders, officers, directors, employees, agents, SubProperty Managers, successors and assigns (collectively, “Indemnified Parties”) harmless from any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) in connection with or in any way related to the Premises and from liability for damage to the Premises and injuries to or death of any person whomsoever, and damage to property; provided, however, that any indemnification pursuant to this Section 4.1 shall not extend to any such Losses arising out of the negligence or misconduct (such unlawfulness having been adjudicated by a court of proper jurisdiction) of the Property Manager or any of the other Indemnified Parties. Owner agrees to procure and carry at its own expense public liability insurance, fire and extended coverage insurance, burglary and theft insurance, rental interruption insurance, flood insurance (if appropriate) and boiler insurance (if appropriate) naming Owner and the Property Manager as insureds and adequate to protect their interests and in form, substance, and amounts reasonably satisfactory to the Property Manager, and to furnish to the Property Manager certificates and policies evidencing the existence of this insurance. The premiums for all insurance maintained by Owner shall be paid by either Owner directly or, provided sufficient Gross Income is available, by the Property Manager from Gross Income.  Unless Owner shall provide insurance and furnish certificates and policies within ten (10) days from the date of this Agreement, the Property Manager may, in its sole discretion, but shall not be obligated to, purchase insurance and charge the cost thereof to the account of Owner. All insurance policies shall provide that the Property Manager shall receive thirty (30) days’ written notice prior to cancellation of the policy.  The Property Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of negligence or misconduct on the part of the Property Manager (such unlawfulness having been adjudicated by a court of proper jurisdiction).

4.2                                 Owner hereby warrants and represents to the Property Manager that to the best of Owner’s knowledge, neither the Premises, nor any part thereof, has previously been or is presently being used to treat, deposit, store, dispose of or place any hazardous substance, that may subject the Property Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9607) or any constitutional provision, statute, ordinance, law or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover.  Furthermore, Owner agrees to indemnify, protect, defend, save and hold the Property Manager and all of its affiliates, shareholders, officers, directors, employees, agents, successors and assigns harmless from any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorneys’ fees and expenses, of every kind and nature whatsoever, involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than the Property Manager of hazardous substances on the Premises.

4.3                                 To give adequate advance written notice to the Property Manager if Owner desires that the Property Manager make payment, out of Gross Income, to the extent funds are available after the payment of the Property Manager’s compensation as contained in Section 5 hereof and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or fire, boiler or any other insurance premiums. In no event shall the Property Manager be required to advance its own money in payment of any such indebtedness, taxes, assessments or premiums.

5.                                       OWNER AGREES TO PAY THE PROPERTY MANAGER, AS A MONTHLY MANAGEMENT FEE HEREUNDER FOR MANAGING THE PREMISES DIRECTLY OR THROUGH ITS AFFILIATES OR AGENTS, an amount equal to four and one-half percent (4.5%) of Gross Income for the month for which the management fee is paid (each, a “Management Fee”), which shall be deducted monthly by the Property Manager and retained by the Property Manager from Gross Income prior to payment to Owner of Net Proceeds. The Management Fee shall be compensation for all services specified herein and provided by the Property Manager in connection with renting, leasing, operating and managing the Premises. Any services beyond those specified herein, such as sales brokerage, construction management, loan origination and servicing, property tax reduction and risk management services, shall be performed by Property Manager and compensated by Owner only if the parties agree on the scope of the services to be performed; provided that the compensation to be paid therefor will not exceed ninety percent (90.0%) of the market rate that would be paid to unrelated parties providing these services; provided further that all compensation must be approved by a majority of the independent directors of Owner. Owner acknowledges and agrees that Property Manager may pay or assign all or any portion of its Management Fee to a SubProperty Manager as described in Section 3.9 hereof.

5.1                                 The Property Manager shall retain all administrative charges actually collected from tenants in connection with annual common area maintenance reconciliations and tenant chargebacks for same.

6.                                       IT IS MUTUALLY AGREED THAT:

6.1                                 Owner shall designate one (1) person to serve as Owner’s Representative in all dealings with the Property Manager hereunder. Whenever the notification and reporting to Owner or the approval, consent or other action of Owner is called for hereunder, any notification and reporting if sent to or specified in writing to Owner’s Representative, and any approval, consent or action if executed by Owner’s Representative, shall be binding on Owner. Owner’s Representative initially shall be:

Name	Address
Ms. Roberta S. Matlin, Vice President, Administration	2901 Butterfield Road Oak Brook, IL 60523 Telephone: (630) 218-8000 Facsimile: (630) 218-4955

Owner’s Representative may be changed at the discretion of Owner, at any time and from time to time, and shall be effective upon the Property Manager’s receipt of written notice of the new Owner’s Representative.

6.2                                 Owner expressly withholds from the Property Manager any power or authority to make any structural changes in any building or to make any other major alterations or additions in or to any such building or equipment therein, or to incur any expense chargeable to Owner, other than expenses related to exercising the express powers above vested in the Property Manager without the prior written direction of Owner’s Representative, except that the Property Manager shall make all emergency repairs as may be required to ensure the safety of persons or property or which are immediately necessary for the preservation and safety of the Premises or the safety of the tenants and occupants thereof or are required to avoid the suspension of any necessary service to the Premises.

6.3                                 The Property Manager shall be responsible for notifying Owner in the event it receives notice that any building on the Premises or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. The Property Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by the Property Manager relating to these matters. Owner represents that to the best of its knowledge the Premises and such equipment comply with all such requirements and authorizes the Property Manager to disclose Owner of the Premises to any officials and agrees to indemnify, protect, defend, save and hold the Property Manager and the other Indemnified Parties harmless of and from any and all Losses which may be imposed on them or any of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.

6.4                                 In the event it is alleged or charged that any building on the Premises or any equipment therein or any act or failure to act by Owner with respect to the Premises or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and the Property Manager, in its sole and absolute discretion, considers that the action or position of Owner, with respect thereto may result in damage or liability to the Property Manager, the Property Manager shall have the right to cancel this Agreement at any time by written notice to Owner of its election so to do, which cancellation shall be effective upon delivery of the notice to Owner. Any notice may be delivered personally or by registered mail, on or to the person named to receive the Property Manager’s monthly statement at the address provided in Section 6.1 hereof, and if delivered by mail shall be deemed to have been delivered when deposited in the mails. Any cancellation pursuant to this Section 6.4 shall not release the indemnities of Owner set forth in this Agreement, including, but not limited to, those set forth in Sections 1, 3.2, 4.1, 4.2 and 6.3 above and shall not terminate any liability or obligation of Owner to the Property Manager for any payment, reimbursement, or other sum of money then due and payable to the Property Manager hereunder.

6.5                                 All personnel expenses, including but not limited to, wages, salaries, insurance, benefits, employment related taxes and other governmental charges, shall be charges incurred in connection with the Premises for purposes of Section 3.4 hereof, to the extent that these expenses are apportioned by the Property Manager to services rendered for the benefit of the Premises. The number and classification of employees serving the Premises shall be as determined by the Property Manager to be appropriate for the proper operation of the Premises; provided that Owner may request changes in the number and/or classifications of employees, and the Property Manager shall make all requested changes unless in its judgment the resulting level of operation and/or maintenance of the Premises will be inadequate. The Property Manager shall honor any collective bargaining contract covering employment at the Premises which is in effect upon the date of execution of this Agreement; provided that the Property Manager shall not assume or otherwise become a party to any collective bargaining contract for any purpose whatsoever and all personnel subject to a collective bargaining contract shall be considered the employees of the Premises and not the Property Manager.

7.                                       Owner shall pay or reimburse the Property Manager, its affiliates or agents for all amounts due it under this Agreement for services and advances prior to termination of this Agreement. All provisions of this Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse the Property Manager shall survive any expiration or termination of this Agreement and, if the Property Manager is or becomes involved in any claim, proceeding or litigation by reason of having been the Property Manager of Owner, such provisions shall apply as if this Agreement were still in effect. The parties understand and agree that the Property Manager may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of the Property Manager to pay bills previously incurred, Owner shall, upon demand, advance sufficient funds to the Property Manager to ensure fulfillment of the Property Manager’s obligation to do so, within ten (10) days of receipt of notice and an itemization of all unpaid bills.

8.                                       Nothing contained herein shall be construed as creating any rights in third parties who are not the parties to this Agreement, nor shall anything contained herein be construed to impose any liability upon Owner or the Property Manager for the performance by Owner or the Property Manager under any other agreement they have entered into or may in the future enter into, without the express written consent of the other having been obtained.  Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Owner and the Property Manager or to cause either party to be responsible in any way for the debts or obligations of the other or any other party (but nothing contained herein shall affect the Property Manager’s responsibility to transmit payments for the account of Owner as provided herein), it being the intention of the parties that the only relationship hereunder is that of the Property Manager and principal.

9.                                       Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, the provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Agreement. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the internal laws of the State in which the Premises are located without regard to that State’s conflicts of law principles.

10.                                 This Agreement shall be binding upon the successors and assigns of the Property Manager and the heirs, administrators, executors, successors and assignees of Owner.  This Agreement contains the entire Agreement of the parties relating to the subject matter hereof, and there are no understandings, representations or undertakings by either party except as herein contained. This Agreement may be modified solely by a written agreement executed by both parties hereto.

11.                                 If any party hereto defaults under the terms or conditions of this Agreement, the defaulting party shall pay the non-defaulting party’s court costs and attorneys’ fees incurred in the enforcement of any provision of this Agreement.

12.                                 The failure of either party to this Agreement to, in anyone or more instances, insist upon the performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, but the same shall continue in full force and effect as if no the forbearance or waiver had occurred.

13.                                 This Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party.

14.                                 All notices given under this Agreement shall be sent by certified mail, return receipt requested, sent by facsimile transmission, or hand delivered at:

If to Owner, to:	Inland American Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
	Attention:	Ms. Roberta S. Matlin,
Vice President, Administration
	Telephone:	(630) 218-8000
	Facsimile:	(630) 218-4955

If to Property Manager, to:	[ __________________________ ]
2901 Butterfield Road
Oak Brook, IL 60523
	Attention:	[ ______________________ ]
	Telephone:	(630) 218-8000
	Facsimile:	(630) 218-4955

[THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

WHEREFORE, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

PROPERTY MANAGER:	OWNER:

[ _____________________ ], a Delaware limited liability company	INLAND AMERICAN REAL ESTATE TRUST, INC., a Maryland corporation

By:	By:
Name:	Name:
Its:	Its: